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                                                                Exhibit 4.2

                     CERTIFICATE OF AMENDMENT

                                OF

                       AMENDED AND RESTATED

                   CERTIFICATE OF INCORPORATION

                                OF

               SYNAPTIC PHARMACEUTICAL CORPORATION


          The undersigned, KATHLEEN P. MULLINIX, being the duly elected President of SYNAPTIC PHARMACEUTICAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation hereby certifies that:

          FIRST: The name of the corporation is SYNAPTIC PHARMACEUTICAL CORPORATION (hereinafter called the "Corporation").

          SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of the State of the State of Delaware was January 16, 1987, under the name "Neurogenetic Corp."

          THIRD: There is hereby added to the Corporation's Amended and Restated Certificate of Incorporation a new ARTICLE IX as follows:


                            ARTICLE IX

          The authorized number of directors of the Corporation shall be not less than 3 and not more than 15. The number of directors within this range shall be stated in the Corporation's By-laws, as they may be amended from time to time. Effective as of the annual meeting of stockholders in 1996, the Board of Directors shall be divided into three
     classes:   Class I, Class II and Class III.  The term of office of the directors in one class shall expire at each annual meeting of stockholders (or, when the respective successors of the directors in such class shall have been elected and shall have qualified, if later) or upon the resignation, removal from office, death or incapacity of any such director, if earlier. The initial term of office of Class I directors shall expire at the annual meeting of stockholders in 1997, the initial term of office of Class II directors shall expire at the annual meeting of stockholders in 1998, and the initial term of office of Class III directors shall expire at the annual meeting of stockholders in 1999 (or, as to each director of each class, when his successor shall have been elected and shall have qualified, if later) or

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     upon his resignation, removal from office, death or incapacity, if earlier. At each annual meeting of stockholders beginning in 1997, successors to a class of directors whose term expires at the annual meeting shall be elected for a three-year term and until their successors shall be elected and shall qualify.

          At any time that the By-laws are amended to change the authorized number of directors, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that the number of directors in each class shall be as nearly equal as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

          The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation shall so provide.

          Any or all of the directors of the Corporation may be removed from office at any time, but only for "cause," and only with the affirmative vote of the holders of at least sixty percent (60%) of the outstanding stock of the Corporation then entitled to vote generally for the election of directors, given at a duly called annual or special meeting of stockholders. For purposes of this Article IX, "cause" shall mean:
     (i) conviction of a felony; (ii) declaration of unsound mind by order of court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

          The directors remaining in office, acting by a majority vote, or a sole remaining director, although less than a quorum, are hereby expressly delegated the exclusive power to fill any vacancies in the Board of Directors, however occurring, whether by an increase in the number of directors or as a result of the resignation, removal from office, death or incapacity of a director or otherwise, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall have been elected and shall have qualified, or until his earlier resignation, removal from office, death or incapacity.

          This Article IX may not be altered, amended, or repealed except by the affirmative vote of at least eighty percent (80%) of the outstanding stock entitled to vote thereon and the affirmative vote of a majority of the Board of Directors."

          FOURTH: The foregoing amendment of the Corporation's Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and the stockholders of this Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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          IN WITNESS WHEREOF, I have executed this Certificate of Amendment on this 4th day of June, 1996.


                              /s/Kathleen P. Mullinix
                              -------------------------------
                              Kathleen P. Mullinix, President